Exhibit 10.2

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is made and entered into by and between Greenbacker Administration LLC (“Company”) on the one hand, and Michael Landenberger (“Consultant”) on the other hand, as of this June 26, 2024. For purposes of this Agreement, Company and Consultant are referred to collectively as the “Parties.”

WHEREAS, Company desires to engage the services of Consultant as an independent contractor upon the terms and conditions contained herein; and

WHEREAS, Consultant is willing and agrees to accept such engagement upon such terms and conditions.

THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the sufficiency of which is acknowledged, Company and Consultant hereby agree as follows:

1.             Nature of Services. Company hereby engages Consultant to provide services to Company as listed on “Exhibit A” hereto upon the terms and conditions set forth herein (the “Services”). Consultant shall be responsible for using his discretion, skill, experience, and knowledge to accomplish these tasks in a timely fashion and to the best of Consultant’s ability. Exhibit A may be amended from time to time by mutual agreement in writing between Consultant and the Company. Consultant will maintain the title of Consultant, and will perform functions, duties and responsibilities usually associated with this position.

2.             Independent Contractor Relationship. The Parties understand and agree that in performing services on behalf of Company under this Agreement, Consultant will act as an independent contractor rather than an employee of Company. The Parties further acknowledge and agree that this Agreement does not create, and does not intend to create, a partnership, association, joint venture, or other legal entity or form an employment relationship between the Parties. Consultant shall have the authority to incur liabilities or obligations in the ordinary course in the name of or on behalf of Company consistent with what is expected by a Consultant.

Consultant shall have the right to determine the time, place, manner, and method of the performance of Consultant’s services under this Agreement but shall meet all deadlines set by Company. Consultant has a right to perform work for other companies or entities while performing services for Company under this Agreement.

3.             Term of Agreement. The term of this Agreement shall begin on August 15, 2024 (the “Effective Date”), continue for a period of six months, and shall renew monthly thereafter. Either Party may terminate this Agreement at any time upon sixty (60) days prior written notice to the other Party. Upon termination, all rights, and obligations of the parties to each other shall cease except that (a) Consultant’s obligations under Sections 5, 6 and 7 shall survive such termination and the Company shall pay Consultant within thirty (10) days after the date of termination all amounts owing to Consultant for services previously rendered (pro-rated for any partial month) and any approved expenses.

4.	Compensation, Benefits, and Expenses.

(a)          Compensation for Services. In consideration for the services and obligations set forth herein, Company shall pay Consultant, or an entity so designated by Consultant, at the rate and in accordance with the schedule as set forth in Exhibit “B” to this Agreement.

(b)          Benefits. Because Consultant is an independent contractor and not an employee of Company, Consultant shall not be entitled to any benefits afforded to employees of Company including, but not limited to, insurance, vacation, bonuses, or participation in pension/retirement plans.

(c)          Tax Reporting. Company shall file an Internal Revenue Service Form 1099-MISC or other appropriate form with respect to Consultant which shall report the amount of compensation paid by Company to Consultant for services rendered hereunder. Consultant shall be responsible for filing all other required state or federal income and self-employment tax returns with respect to the compensation paid to Consultant under this Agreement. Consultant understands and agrees that Company will make no deduction from payments to Consultant for federal or state tax withholdings, social security, unemployment, workers’ compensation, or disability insurance. Consultant further covenants that he will indemnify and hold harmless Company with respect to any taxes, penalties, interest, fines, or assessments owed to, or claimed to be owed by, any federal, state, or local taxing authority on the payments made pursuant to this Agreement.

(d)          Insurance. Consultant agrees to obtain at his own expense all necessary insurance coverage, including, without limitation, professional liability insurance and state disability insurance, to the extent that such coverage is required.

(e)          Expenses. Company shall reimburse Consultant for reasonable travel and other out-of-pocket expenses incurred in accordance with the Company’s Expense Policy by Consultant in carrying out his duties under this Agreement, but only if Consultant submits timely and accurate reports of such expenses. Consultant shall be responsible for paying all other expenses he incurs.

5.	Confidential Information; Proprietary Information, etc.

(a)          Obligation to Maintain Confidentiality. Consultant acknowledges that any Proprietary Information disclosed or made available to Consultant or obtained, observed, or known by Consultant as a direct or indirect consequence of his performance of services for the Company or any of its subsidiaries (whether or not compensated for such services). Therefore, Consultant agrees that, other than in the course of performance of his duties to the Company, he will not at any time disclose or permit to be disclosed to any person or entity or, directly or indirectly, utilize for his own account or permit to be utilized by any person or entity any Proprietary Information or records pertaining to the Company, its subsidiaries and their respective business without the Company’s consent, unless and to the extent that (except as otherwise provided in the definition of Proprietary Information) the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of Consultant’s acts or omissions to act. Consultant further agrees that any property situated on the Company’s or its subsidiaries’ premises and owned by the Company or its subsidiaries, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company or its subsidiaries and their personnel at any time with or without notice. For purposes of this Agreement, “Proprietary Information” shall mean any and all data and information concerning the business affairs of the Company or any of its subsidiaries and not generally known in the industry in which the Company or any of its subsidiaries is or may become engaged, and any other information concerning any matters affecting or relating to the Company’s or its subsidiaries businesses, but in any event Proprietary Information shall include, any of the Company’s and its subsidiaries’ past, present or prospective business opportunities, including information concerning acquisition opportunities in or reasonably related to the Company’s or its subsidiaries businesses or industries, customers, customer lists, clients, client lists, track records, the prices the Company and its subsidiaries obtain or have obtained from the sale of, or at which they sell or have sold, their products, unit volume of sales to past or present customers and clients, or any other information concerning the business of the Company and its subsidiaries, their manner of operation, their plans, processes, figures, sales figures, projections, estimates, tax records, personnel history, accounting procedures, promotions, supply sources, contracts, know-how, trade secrets, information relating to research, development, inventions, technology, manufacture, purchasing, engineering, marketing, merchandising or selling, or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important. Proprietary Information does not include any information that Executive has obtained from a Person other than an employee of the Company or a subsidiary, which was disclosed to him without a breach of a duty of confidentiality. Nothing in this Section 5(a) shall be construed to prevent Consultant from using his general knowledge and experience in future employment so long as Consultant complies with this Section 5(a) and the other restrictions contained in this Agreement.

(b)         Ownership of Property. Consultant acknowledges that all inventions, innovations, improvements, developments, track records, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Consultant (either solely or jointly with others) while employed by the Company or any of its subsidiaries (including any of the foregoing that constitutes any Proprietary Information or records) (“Work Product”) belong to the Company or such subsidiary and Consultant hereby assigns, and agrees to assign, all of the above Work Product to the Company or such subsidiary. Any copyrightable work prepared in whole or in part by Consultant in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such subsidiary shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Consultant hereby assigns and agrees to assign to Company or such subsidiary all right, title and interest, including without limitation, copyright in and to such copyrightable work. Consultant shall promptly disclose such Work Product and copyrightable work to the Company and perform all actions reasonably requested by the Company (whether during or after Consultant’s term of employment) to establish and confirm the Company’s or its subsidiary’s ownership (including, without limitation, execution of assignments, consents, powers of attorney and other instruments). Notwithstanding anything contained in this Section 5(b) to the contrary, the Company’s ownership of Work Product does not apply to (x) any inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that were developed or already in the possession of Consultant prior to the date of Consultant’s employment with the Company and (y) any invention that Consultant develops entirely on his own time without using the equipment, supplies or facilities of the Company or subsidiaries or any Proprietary Information (including trade secrets), except that the Company’s ownership of Work Product does include those inventions that: (i) relate to the business of the Company or its subsidiaries or to the actual or demonstrably anticipated research or development relating to the Company’s business; or (ii) result from any work that Consultant performs for the Company or its subsidiaries.

(c)          Third Party Information. Consultant understands that the Company will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its subsidiaries’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of this Agreement and thereafter, and without in any way limiting the provisions of Section 5(a) and 5(b) above, Consultant shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of the Company who need to know such information in connection with their work for the Company) or use, except in connection with his work for the Company, Third Party Information unless expressly authorized by the Board of Directors in writing.

(d)          Compelled Disclosure. If Consultant is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Proprietary Information or Third-Party Information to any person or entity, Consultant will promptly provide the Company with written notice of the applicable law, regulation, or process so that the Company (at its expense) may seek a protective order or other appropriate remedy. Consultant will cooperate fully with the Company and the Company’s representatives in any attempt by the Company to obtain any such protective order or other remedy. If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that Consultant disclose Proprietary Information or Third-Party Information then Consultant may disclose such Proprietary Information or Third-Party Information to the extent legally required. Nothing in this Agreement is intended to limit Consultant’s right to make disclosures to, or participate in communications with, government agencies regarding possible violations of law, without prior notice to the Company.

7.             Return of Company Property. Promptly following the termination of this Agreement for any reason, or at any time upon request of the Company, Consultant agrees to deliver to the Company all records pertaining to the Company and its respective business (in whatever medium), and all copies thereof, which he may then possess or have under his control.

8.	Miscellaneous.

(a)          Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b)          Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Company and Consultant with respect to the subject matter hereof. There have been no offers or inducements regarding the making of this Agreement except as set out herein.

(c)          Governing Law. Without regard to conflict of laws principles, the laws of the State of New York shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance, or otherwise.

(d)          Amendments and Modifications. The Parties agree that this Agreement represents the entire agreement between them as to the subject matter set forth herein and cannot be amended, changed, or supplemented except in writing signed by the parties.

(e)          Construction. The Parties understand and agree that because they both have been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either of the Parties.

(f)           Severability and Reformation. The parties agree that, should any part or provision of any covenant be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. The Parties further agree it is their intention that the obligations in this Agreement be enforced in accordance with their terms to the maximum extent possible under applicable law. The Parties further agree that, in the event any court of competent jurisdiction shall find that any of the foregoing provisions is invalid or unenforceable, the invalid or unenforceable term shall be redefined, or a new enforceable term provided, such that the intent of Company and Consultant in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

(g)          Assignment, Delegation and Subcontracting. The Company specifically contracts with Consultant to provide the Services to the Company, and Consultant may not assign, delegate, or subcontract the performance of the Services under this Agreement without express prior written consent of the Company. This Agreement and the rights and obligations of the Company may be assigned by the Company to any affiliate or subsidiary of Company, or to any successor to Company, and shall inure to the benefit of, and shall be binding upon, and shall be enforceable by any such assignee, provided that any such assignee shall agree to assume and be bound by this Agreement.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the day and year first above written.

It is so agreed:

GREENBACKER Administration LLC		NAME HERE

By:		By:

Its:	CFO	Name:	Michael Landenberger

Date:	6/28/2024	Date:	6/28/2024

EXHIBIT A

●	Knowledge Transfer:

○	Conduct comprehensive knowledge transfer sessions with the VP - Controller, CFO, and SVP – Finance.

○	Assist in documentation of key processes, policies, and procedures.

○	Provide access to important files, reports, and historical data.

●	Interim Support:

○	Assist with ongoing projects and responsibilities.

○	Serve as a point of contact for any questions or issues related to accounting practices and financial reporting.

 A-1

EXHIBIT B

Compensation shall be $350 per hour. Compensation shall be paid by the tenth (10th) day of each month following the month services are performed.

 B-1